EXHIBIT 2.3
                                  -----------



                            STOCK PURCHASE AGREEMENT

                                 by and between

                         CANANDAIGUA WINE COMPANY, INC.,
                             a New York corporation,

                                       and

                              MOET HENNESSY, INC.,
                             a Delaware corporation

                                  APRIL 1, 1999

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1             DESCRIPTION OF TRANSACTION..............................1

         1.1      Purchase and Sale...........................................1

         1.2      Purchase Price; Payment.....................................1

         1.3      Taxes.......................................................2

         1.4      Closing.....................................................2

         1.5      Section 338 Elections.......................................3

         1.6      Further Action..............................................3

ARTICLE 2             REPRESENTATIONS AND WARRANTIES OF SELLER................4

         2.1      Organization, Standing, Etc.;
                    Corporate Authorization; Enforceability...................4

         2.2      Capitalization; Subsidiaries................................4

         2.3      Compliance with Other Instruments and Laws..................5

         2.4      Governmental Authorizations And Consents....................5

         2.5      Financial Statements........................................6

         2.6      Absence of Certain Changes or Events........................6

         2.7      Assets......................................................7

         2.8      Trade Rights................................................7

         2.9      Benefit Plans...............................................8

         2.10     Litigation..................................................10

         2.11     Taxes.......................................................10

         2.12     Contracts...................................................11

         2.13     Insurance...................................................12

         2.14     Environmental Quality.......................................13

         2.15     Brokers.....................................................14

         2.16     Real Property...............................................14

         2.17     Accounts Receivable.........................................14

         2.18     Inventory...................................................14

         2.19     Labor Matters...............................................15

         2.20     Major Distributors and Suppliers............................15

         2.21     Year 2000...................................................15

         2.22     Disclosure..................................................16

                                       i.
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                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            Page

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF PURCHASER.............16

         3.1      Organization, Standing, Etc.;
                    Corporate Authorization; Enforceability...................16

         3.2      Compliance with Other Instruments and Laws..................16

         3.3      Governmental Authorizations and Consents....................16

         3.4      Financing Arrangements......................................17

         3.5      Brokers.....................................................17

         3.6      Purchase for Own Account....................................17

ARTICLE 4             COVENANTS OF SELLER.....................................17

         4.1      Conduct of Business.........................................17

         4.2      Access......................................................18

         4.3      No-Shop Provision...........................................19

         4.4      Disclosure..................................................19

         4.5      Intercompany Payables and Receivables.......................19

         4.6      Benefit Plans...............................................19

         4.7      Termination of Contracts....................................20

         4.8      Records of the Company......................................20

         4.9      Restrictive Covenants.......................................20

         4.10     Estoppel Certificates.......................................21

         4.11     Resignations................................................21

         4.12     Title Matters...............................................21

         4.13     Computer Sublease and Software Licenses.....................22

ARTICLE 5             COVENANTS OF PURCHASER..................................22

         5.1      Confidentiality.............................................22

         5.2      Investigation...............................................22

         5.3      Insurance...................................................22

         5.4      Employees...................................................23

         5.5      Disclosure..................................................24

ARTICLE 6             COVENANTS OF ALL PARTIES................................24

         6.1      Best Efforts; Further Assurances............................24

         6.2      Certain Filings.............................................24

                                      ii.
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                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            Page

         6.3      Public Announcements........................................25

         6.4      Consents....................................................25

         6.5      Tax Returns.................................................25

         6.6      Identification of Inventory.................................26

         6.7      Transition Services.........................................27

         6.8      Distributors................................................27

ARTICLE 7             CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE..........28

         7.1      Accuracy of Representations and Warranties..................28

         7.2      Performance.................................................28

         7.3      Certificate.................................................28

         7.4      No Injunction...............................................28

         7.5      HSR Act.....................................................28

         7.6      Legal Opinion...............................................28

         7.7      Consents and Estoppel Certificates..........................28

         7.8      Stock Certificate...........................................28

         7.9      Physical Inventory..........................................29

         7.10     Grape Supply Contract.......................................29

         7.11     Termination of Agreements...................................29

         7.12     Warehousing Agreement and Computer Transactions.............29

         7.13     AMS Software................................................29

         7.14     Assignment of Intellectual Property Rights..................29

ARTICLE 8             CONDITIONS TO OBLIGATION OF SELLER TO CLOSE.............29

         8.1      Accuracy of Representations and Warranties..................29

         8.2      Performance.................................................30

         8.3      Certificate.................................................30

         8.4      No Injunction...............................................30

         8.5      HSR Act.....................................................30

         8.6      Consents....................................................30

         8.7      Physical Inventory..........................................30

         8.8      Payment.....................................................30

                                      iii.
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                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            Page

         8.9      Warehousing Agreement and Computer Transactions.............30

ARTICLE 9             TERMINATION.............................................30

         9.1      Right to Terminate Agreement................................30

         9.2      Effect of Termination.......................................31

         9.3      Failure to Close............................................31

ARTICLE 10            CERTAIN REMEDIES AND LIMITATIONS........................32

         10.1     Expiration of Representations, Warranties and Covenants.....32

         10.2     Indemnification.............................................33

         10.3     Defense of Third Party Actions..............................34

         10.4     Subrogation.................................................36

         10.5     Exclusivity.................................................36

         10.6     Retention of Records........................................36

         10.7     Notice as to Representations................................36

ARTICLE 11            MISCELLANEOUS...........................................37

         11.1     Memorandum; Disclaimer of Projections.......................37

         11.2     Expenses....................................................37

         11.3     Notices.....................................................37

         11.4     Assignment..................................................39

         11.5     Entire Agreement; Amendment; Governing Law; Etc.............39

         11.6     Counterparts................................................39

         11.7     Venue.......................................................39

         11.8     Third Party Rights..........................................39

         11.9     Titles and Headings.........................................39

         11.10    Exhibits and Schedules......................................39

         11.11    Pronouns....................................................39

         11.12    Severability................................................40

         11.13    Time of Essence.............................................40

         11.14    Interpretation..............................................40

         11.15    Attorneys' Fees.............................................40

                                      iv.
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                                TABLE OF EXHIBITS


EXHIBIT  DESCRIPTION

         A        Pro Forma Balance Sheet
         B        Disclosure Schedule
         C        Form of Opinion of Cooley Godward LLP
         D        Form of Grape Supply Contract

                               TABLE OF SCHEDULES


SCHEDULE DESCRIPTION

     2.3(c)       Instruments
     2.4          Consents of Seller
     2.5          Financial Statements
     2.8(b)       Trade Rights
     2.9(a)       Benefit Plans
     2.9(m)       Welfare Benefit Plans
     2.11         Taxes
     2.12         Material Contracts
     2.13         Insurance
     2.14(a)      Hazardous Materials
     2.16         Real Property
     2.18         Inventory
     2.20(a)(1)   Major Distributors
     2.20(a)(2)   Current Distributors
     2.20(b)      Major Suppliers
     2.21         Year 2000 Compliance
     3.3          Consents of Purchaser
     4.1          Conduct of Business
     4.10         Estoppel Certificates
     4.12         Permitted Exceptions to Title
     5.4(a)       Employees and Independent Contractors
     5.4(c)       Employee Benefits to be Provided by Purchaser
     6.7          Transition Services
     10.2(b)(4)   Distributor Relationships to be Discontinued by Purchaser

                                       v.

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of April 1, 1999 by and between CANANDAIGUA WINE COMPANY, INC., a New York corporation ("Purchaser"), and MOET HENNESSY, INC., a Delaware corporation ("Seller").

                                    RECITALS

          A. Seller owns all of the outstanding capital stock of Simi Winery, Inc., a California corporation (the "Company").

          B. Purchaser wishes to purchase such stock from Seller, and Seller wishes to sell such stock to Purchaser, on the terms and subject to the conditions of this Agreement (the "Purchase").

                                    AGREEMENT

          The parties to this Agreement, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                           DESCRIPTION OF TRANSACTION

     1.1 PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 1.4), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept, all of the outstanding capital stock of the Company (the "Shares").

     1.2  PURCHASE PRICE; PAYMENT.

          (a) The initial purchase price for the Shares shall be the sum of $55,800,000 (the "Initial Purchase Price"). The Initial Purchase Price shall be paid by Purchaser at the Closing (as defined in Section 1.4) by wire transfer of immediately available funds to an account specified by Seller.

          (b) Attached hereto as Exhibit A is a pro forma balance sheet of the Company as of December 31, 1998 that gives effect to the transactions contemplated by Sections 4.5 and 4.6 (the "Pro Forma Balance Sheet"). Other than giving effect to the transactions contemplated by Sections 4.5 and 4.6, the Pro Forma Balance Sheet has been prepared in the same manner, and according to the same accounting principles, as the Balance Sheet (as defined in Section 2.5).

          (c) As soon as practicable after the Closing Date, but in no event later than 45 days after the Closing Date, Seller shall prepare at its own cost and expense a balance sheet of the Company as at the Closing Date (the "Closing Balance Sheet") and shall deliver it to Purchaser. The Closing Balance Sheet will reflect the completion of all transactions contemplated by Sections 4.5 and
4.6 and shall be prepared in the same manner, according to the same accounting principles and taking into account the same types of adjustments (and only such adjustments) as the Pro Forma Balance Sheet. For purposes of illustration only, Exhibit A



                                       1.
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contains an example of the Closing Balance Sheet as if the Closing
Date were January 31, 1999. Purchaser shall cause the Company (1) to make available to Seller and its representatives complete access to all data and financial information and personnel reasonably requested by them in connection with the preparation of the Closing Balance Sheet and (2) to provide Seller and its representatives complete access to the books and records of the Company for periods prior to the Closing Date in connection with the preparation of the Closing Balance Sheet.

          (d) Purchaser shall have 30 days after receipt of the Closing Balance Sheet to raise any objections to the Closing Balance Sheet by giving written notice thereof to Seller within such time period. Any objections to the Closing Balance Sheet not resolved within 10 days after notice of such objection is given by Purchaser shall be referred to an independent accounting firm (the "Firm") for resolution. The Firm shall be mutually agreed upon by Seller and Purchaser or, if Seller and Purchaser are unable to agree on the Firm within 15 days after the notice of objection is given by Purchaser, the Firm shall be a "big five" accounting firm appointed by Seller's and Purchaser's primary contacts at Ernst & Young LLP and Arthur Andersen LLP, respectively, neither of which firms or contacts shall be eligible for appointment. The determination of the Firm shall be given in writing within 30 days after the referral to the Firm, shall be binding upon the parties and shall constitute the Closing Balance Sheet for all purposes of this Agreement. Purchaser and Seller shall share equally the fees and expenses incurred in connection with such Firm's review.

          (e) After the Firm delivers its determination or such earlier date as Purchaser and Seller agree on the Closing Balance Sheet (the "Determination Date"), there shall be a purchase price adjustment (the "Price Adjustment") equal to the difference between the pro forma net book value of the Company as of December 31, 1998, determined by subtracting the total liabilities set forth on the Pro Forma Balance Sheet from the total assets set forth on the Pro Forma Balance Sheet (the "Base Book Value"), and the net book value of the Company as of the Closing Date, determined by subtracting the total liabilities set forth on the Closing Balance Sheet from the total assets set forth on the Closing Balance Sheet (the "Closing Book Value"). For purposes of illustration only, Exhibit A contains a calculation of the Price Adjustment as if the Closing Date were January 31, 1999. If the Closing Book Value is greater than the Base Book Value, Purchaser shall pay the Price Adjustment to Seller, and if the Closing Book Value is less than the Base Book Value, Seller shall pay the Price Adjustment to Purchaser. The payment of the Price Adjustment shall be made within three business days following the Determination Date by wire transfer of immediately available funds to an account specified by the party entitled to receive the Price Adjustment.

     1.3 TAXES. Any transfer, sales, use, real estate transfer or documentary stamp or similar taxes imposed by any taxing authority applicable to, imposed upon or arising out of the sale of the Shares and the other transactions contemplated by this Agreement will be paid by Seller.

     1.4 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, at 10:00 a.m. on a date to be agreed by Purchaser and Seller (the "Closing Date"), which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Articles 7 and 8.


                                       2.
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     1.5  SECTION 338 ELECTIONS.

          (a) As soon as practicable after the Closing, Purchaser and Seller shall make a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation Section 1.338(h)(10)-1 (and any comparable election under state or local law) with respect to the Purchase (each, an "Election"). At the Closing, Purchaser and Seller will jointly complete (to the extent possible) and execute, or cause to be completed (to the extent possible) and executed, two copies of Form 8023. Also, Purchaser and Seller will cooperate with each other to take all actions necessary and appropriate (including executing and filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local law) or any successor provisions. Purchaser and Seller shall report the Purchase pursuant to this Agreement consistent with the Elections and shall take no position inconsistent therewith in any tax return or any proceeding before any taxing authority or otherwise.

          (b) In connection with the Elections, Purchaser and Seller shall act together in good faith to determine and agree upon a "Modified Aggregate Deemed Sales Price" of the Shares (within the meaning of, and in accordance with, Treasury Regulation Section 1.338(h)(10)-1(f)). The "Modified Aggregate Deemed Sales Price" shall be allocated among the respective assets of the Company in accordance with Section 338(b)(5) of the Code and Treasury regulations promulgated thereunder (the "Allocations") based on the appraised fair market value of such assets. Purchaser shall select and instruct the appraiser, and the fees and costs of the appraiser shall be paid by Purchaser. Upon the determination of the "Modified Aggregate Deemed Sales Price" and the receipt of the appraisal (which will be completed no later than 30 days following the Closing Date or ten days following the Determination Date, whichever is later), Purchaser and Seller shall each complete the attachments and schedules to the Form 8023. If, after completion of the appraisal contemplated by Section 1.5(b), either Purchaser or Seller reasonably concludes that a revised Form 8023 is necessary, Purchaser and Seller shall promptly complete and execute or cause to be completed and executed two copies of a revised Form 8023 that is consistent with the results of such appraisal. Once the Form 8023 has been completed, Purchaser and Seller shall file such form, attachments and schedules with the Internal Revenue Service and provide a copy thereof to the other party. Purchaser and Seller shall (1) be bound by such determinations and Allocations for purposes of determining any taxes, (2) prepare and file their tax returns on a basis consistent with such determinations and Allocations and (3) take no position inconsistent with such determinations and Allocations on any applicable tax return, in any proceeding before any taxing authority or otherwise. In the event that any such Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute. Any liability for taxes assessable against Seller or the Company arising from the Purchase shall be borne by Seller.

     1.6 FURTHER ACTION. If, at any time after the Closing, any further action is reasonably determined by Purchaser to be necessary to carry out the purposes of this Agreement or to vest Purchaser with full right, title and possession of and to the Shares, the officers and directors of Purchaser shall be fully authorized to take such action.

                                       3.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth in the Disclosure Schedule attached hereto as Exhibit B (the "Disclosure Schedule"), of which the Schedules referred to in this Article 2 are a part, Seller represents and warrants to Purchaser as follows:

     2.1  ORGANIZATION, STANDING, ETC.; CORPORATE AUTHORIZATION; ENFORCEABILITY.

          (a) The Company is duly organized, validly existing and in good standing under the laws of California and has all requisite power and authority to carry on its business as currently conducted and to own or lease and to operate its properties. Seller is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own the Shares. The Company is qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary and in which the failure to so qualify would have a material adverse effect on the business, operations or financial condition of the Company (a "Material Adverse Effect on the Business").

          (b) The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Seller. This Agreement has been duly executed and delivered by a duly authorized officer of Seller and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement have been, or will have been by Closing or at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Seller.

          (c) This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

     2.2  CAPITALIZATION; SUBSIDIARIES.

          (a) The authorized equity securities of the Company consist solely of 1,000 shares of Common Stock, no par value per share, of which 250 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner of the Shares, free and clear of all liens, mortgages, pledges, charges, security interests or other encumbrances. No subscriptions, options, warrants, preemptive rights, calls or rights of any kind to purchase any shares of capital stock of the Company currently bind Seller or the Company, and no securities directly or indirectly convertible into or exchangeable for any shares of the Company's capital stock are outstanding.

          (b) The Company does not own any shares of capital stock or other securities of, or have an ownership interest in, any corporation, partnership, association or other entity.


                                       4.

     2.3  COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS.

          (a) The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of Seller's obligations hereunder or thereunder will not conflict with or result in any violation of or default under any provision of
(1) the certificate of incorporation or bylaws of Seller, (2) the articles of incorporation or bylaws of the Company, as in effect immediately prior to the Closing, or (3) any mortgage, indenture, trust, lease, partnership or other agreement, contract, instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Company or any of their respective properties.

          (b) The Company is not (1) in violation of any term of its articles of incorporation or bylaws, (2) in violation of any Material Contract (as defined in Section 2.12) or in material violation of any other mortgage, indenture, trust, lease, partnership or other agreement, contract, instrument, permit, concession, grant, franchise or license applicable to the Company or any of its properties, or (3) in violation of any judgment, decree or order that names the Company and of which the Company is aware. The Company is not in violation of any law, ordinance, rule or regulation applicable to it or any of its properties, which violation either individually or when aggregated with all other such violations would have a Material Adverse Effect on the Business.

          (c) Schedule 2.3(c) hereto sets forth all licenses, memberships, permits, approvals, variances and other authorizations of all governmental or regulatory agencies, whether Federal, state or local, held by the Company (collectively, the "Instruments"). The Instruments represent all licenses, memberships, permits, approvals, variances and other authorizations of all governmental or regulatory agencies, whether Federal, state or local, that are necessary for the operation of the Company's business. Each of the Instruments is valid and existing under all applicable laws and is in full force and effect in all material respects. The Company is not in breach of or default under, nor has any event occurred that (immediately or upon the giving of notice or the passage of time or both) would constitute a default by the Company under, any of the Instruments. The Company has not received any notice from, or given any notice to, any other party indicating that the Company (1) is in material default under, or in material breach or violation of, any of the Instruments or
(2) does not have any license, membership, permit, approval, variance or other authorization of a governmental or regulatory agency, whether Federal, state or local, that is necessary for the operation of the Company's business.

     2.4 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Except as specifically set forth on Schedule 2.4, no consents, licenses, permits, approvals or authorizations of, or registrations or declarations with, any governmental authority, agency, bureau or commission, or any third party, are required to be obtained or made by Seller or the Company in connection with the execution, delivery or performance of this Agreement, other than a filing with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").


                                       5.

     2.5 FINANCIAL STATEMENTS. Seller has delivered to Purchaser the unaudited balance sheet of the Company (the "Balance Sheet") as of December 31, 1998 (the "Balance Sheet Date") and the related unaudited consolidated statements of income and cash flow for the year then ended (such financial statements, including the notes thereto, hereinafter being referred to as the "Financial Statements"). All of the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and in accordance with the same accounting policies as have been used for the corresponding accounts for the last three fiscal years, except that the Financial Statements do not contain all the footnote disclosures required by generally accepted accounting principles; provided, however, that the omission of such footnote disclosures does not make the Financial Statements, taken as a whole, misleading in any material respect. The Financial Statements present fairly in all material respects the financial position of the Company as of the dates thereof and the results of its operations for the periods then ended. The Company has no debts, obligations, guaranties of the obligations of others or liabilities of the type required to be disclosed in the Balance Sheet under generally accepted accounting principles, except for (1) debts, obligations, guaranties and liabilities reflected or reserved against in the Balance Sheet and (2) debts, obligations, guaranties and liabilities incurred or entered into in the ordinary course of business after the Balance Sheet Date.

     2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for (a) transactions and other matters contemplated by this Agreement and any changes, indebtedness, agreements, encumbrances, damages, liabilities or obligations arising directly therefrom and (b) matters disclosed in the Financial Statements, the Company has not, between the Balance Sheet Date and the date of this Agreement:

          (a) conducted the Company's business other than in the ordinary course of business;

          (b) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock;

          (c) made any payment on any indebtedness, including accounts payable, other than payments made in the ordinary course of business pursuant to arrangements made on an arm's-length basis for goods or services;

          (d) incurred any material indebtedness for money borrowed, or issued or sold any debt securities, other than in the ordinary course of business;

          (e) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, other than in the ordinary course of business;

          (f) acquired or disposed of any assets or properties except in the ordinary course of business;

          (g) granted to any officer or director of the Company or Employee (as defined in Section 5.4) any increase in compensation or benefits payable (including severance benefits), except in the ordinary course of business;

                                       6.

          (h) amended, terminated, canceled, knowingly waived or given or received written notice thereof with respect to any material right of the Company, whether under any contract, lease or otherwise, or canceled or knowingly waived any material debt or obligation due to the Company, except in the ordinary course of business;

          (i) discharged or paid any material obligation or liability other than in the ordinary course of business;

          (j) settled any claim, action or proceeding pending or threatened against the Company or relating to the Company's business before any court or governmental or regulatory authority or body for an amount in excess of $10,000 individually or $25,000 in the aggregate;

          (k) entered into (1) any contract or agreement with an obligation for payment in excess of $10,000 per annum or $25,000 in the aggregate, (2) any contract or agreement that is not consistent with the conduct of the Company's business in the ordinary course or (3) contracts or agreements, other than vendor purchase orders issued in the ordinary course of the Company's business, that in the aggregate obligate the Company to pay more than $150,000; or

          (l) suffered any material damage, destruction or loss (whether or not covered by insurance) to any of the assets or properties used in or necessary to conduct the Company's business.

     2.7 ASSETS. Except as provided in the following sentence, the Company has good and marketable title to the assets reflected on the Balance Sheet (other than the Real Property (as defined in Section 2.16)) and to all assets acquired by the Company after the Balance Sheet Date but prior to Closing (other than the Real Property), each to the extent such assets were not disposed of by the Company in the ordinary course of business prior to Closing. Such assets are owned free and clear of all liens, mortgages, pledges, charges, security interests or encumbrances except for (a) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings or (b) such imperfections of title or other liens or encumbrances that would not, individually or in the aggregate, materially interfere with the Company's ownership or use of the assets. The Company owns or has sufficient rights to all assets that are used in or necessary to conduct the Company's business (other than the Real Property). All items of tangible personal property that are used in or necessary to conduct the Company's business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

     2.8  TRADE RIGHTS.

          (a) For the purposes of this Agreement, "Trade Rights" means (1) all domestic and foreign trademarks, trade dress, service marks, trade names, brand names, intent to use applications, World Wide Web domain names, logos or other commercial symbols, all good will associated with any of the foregoing and any domestic or foreign applications for registration of the foregoing, (2) all domestic and foreign copyrights, copyright registrations and copyright applications, (3) all domestic and foreign contracts or agreements granting any right, title, license or privilege with respect to the intellectual property rights of any third party including, without limitation, publicity and privacy rights, and rights acquired under work-for-


                                       7.

hire arrangements, (4) all domestic and foreign patents and patent applications, and all divisions, continuations, continuations-in-part and reissues of any of the foregoing, and (6) all inventions, know-how, discoveries, improvements and trade secrets, (7) all royalty rights and (8) all employee covenants, assignments of intellectual property rights and restrictions concerning intellectual property and non-competition.

          (b) Schedule 2.8(b) hereto lists all Trade Rights that are registered, trade names, brand names, World Wide Web domain names, and logos, in each case currently used by or being prepared for use by the Company in its business, and all domestic or foreign applications for registration of any of the foregoing. All Trade Rights shown on Schedule 2.8(b) have been properly registered where indicated on Schedule 2.8(b), all pending registrations and applications have been properly made and filed and all annual, maintenance, renewal and other fees relating to the registrations or applications for registration of such Trade Rights are current.

          (c) In order to conduct the Company's business, the Company does not require any Trade Rights that it does not already own or have the right to use perpetually without the payment of any royalty, commission, fee or other consideration. The Company is not infringing and has not infringed any Trade Rights of another, nor, to Seller's and the Company's knowledge, is any other person infringing the Trade Rights of the Company. The Company has not granted any license or made any assignment of any Trade Right, nor does the Company pay any royalties or other consideration for the right to use any Trade Rights of others. Neither Seller nor the Company has received notice of any inquiries, investigations, claims or litigation challenging or threatening to challenge the Company's right, title and interest with respect to its continued use and right to preclude others from using the Trade Rights currently used by or being prepared for use by the Company in its business.

     2.9  BENEFIT PLANS.

          (a) Schedule 2.9(a) hereto sets forth a complete and correct list of all (1) "employee benefit plans," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or to which the Company contributes or is obligated to contribute thereunder with respect to Employees ("Employee Benefit Plans"), (2) all "employee pension plans," as such term is defined in Section 3(2) of ERISA, maintained by the Company or to which the Company contributes or is obligated to contribute thereunder on behalf of Employees ("Pension Plans") and (3) any other plan or compensation arrangement, whether written or unwritten, that provides to employees, former employees, officers or directors of the Company any compensation or other benefits in excess of base salary and wages including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan or fringe benefit plan (collectively, "Other Plans").

          (b) The Company has no withdrawal or other liability (contingent or otherwise) under Title IV of ERISA with respect to any multiple employer plan subject to Section 4063 or 4064 of ERISA or any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.


                                       8.

          (c) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code so qualify and the trusts maintained pursuant thereto are exempt from Federal income taxation under Section 501 of the Code.

          (d) All contributions and premiums required by law or by the terms of any Employee Benefit Plan or Pension Plan or any employee benefit plan or pension plan sponsored or contributed to by any trade or business that is under common control with the Company or that is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") that are defined benefit plans or money purchase plans or any agreement relating thereto have been made to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code.

          (e) The "benefit liabilities," as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and Pension Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the "PBGC") in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan.

          (f) Within the past six years, there has been no "reportable event," as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Employee Benefit Plans or Pension Plans subject to Title IV of ERISA that would require the giving of notice, or any event requiring notice to be provided, under Section 4041(c)(3)(C) or Section 4063(a) of ERISA.

          (g) There has been no material violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans.

          (h) Except as disclosed on Schedule 2.9(a), correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans (as applicable), have been made available to Purchaser:
(1) any plans and related trust documents, and all amendments thereto; (2) Forms 5500 for the past three years and schedules thereto; (3) financial statements and actuarial valuations for the past three years; (4) the most recent Internal Revenue Service determination letter; and (5) the most recent summary plan descriptions (including letters or other documents updating such descriptions).

          (i) There are no pending legal proceedings and, to Seller's and the Company's knowledge, there are no legal proceedings that have been asserted or threatened against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans, the Company, the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested claims for benefits).


                                       9.

          (j) Each of the Employee Benefit Plans and Pension Plans has been maintained in all material respects in accordance with its terms and applicable law.

          (k) Neither the Company nor, to Seller's or the Company's knowledge, any "party in interest," as defined in Section 3(14) of ERISA, with respect to the Employee Benefit Plans or Pension Plans, has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

          (l) Within the last six years, neither the Company nor any ERISA Affiliate has terminated any Employee Benefit Plan or Pension Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA that could reasonably be expected to have a Material Adverse Effect on the Business.

          (m) The Company does not maintain a welfare benefit plan providing continuing benefits to current or former employees of the Company after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense).

          (n) No Employee Benefit Plan, Pension Plan or employment agreement will require the payment of severance benefits, separation pay, remuneration triggered by a change in control provision or any similar compensation as a result of the consummation of the transactions contemplated by this Agreement.


     2.10 LITIGATION. There are no actions, arbitration proceedings, suits, governmental investigations or other legal or equitable proceedings pending or, to Seller's and the Company's knowledge, threatened against (a) the Company or its properties, at law or in equity or before any court, arbitrator or arbitration panel, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved on or since the Balance Sheet Date or (b) the Seller that relates to the Shares, questions the validity of the Agreement or could reasonably be expected to result in an adverse effect on the Company's business. The Company is not subject to any judgment, stipulation, order or decree naming the Company or any of its Affiliates and arising from any action, arbitration proceeding, suit, governmental investigation or other legal or equitable proceeding.

     2.11 TAXES. With respect to Taxes (as defined below):

          (a) The Company has filed or will file or cause to be filed (or extensions of the time for filing have been or will be duly filed), within the time prescribed by law, all returns and reports ("Returns") required to be filed under Federal, state or local laws by the Company for all taxable periods ending on or prior to the Closing Date;

          (b) All Returns are true, correct and complete in all respects;

          (c) Seller has either delivered to Purchaser or made available for inspection by Purchaser or its representatives or agents complete and correct copies of all Returns (prepared on a pro forma basis to reflect the operations of the Company only) filed, and all tax audit reports and statements of Tax deficiencies received with respect to any delinquent Tax assessed against



                                      10.

or agreed to by the taxpayer with respect to the operations of the Company, within the past seven years;

          (d) The Company has, within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes attributable to the Company that are shown to be due and payable on Returns filed prior to the Closing and, since the Balance Sheet Date, the Company has not incurred any Taxes other than in the ordinary course of business;

          (e) The Company has complied in all respects with all applicable laws relating to the withholding of Taxes and the payment and reporting of withheld Taxes to the proper governmental authorities;

          (f) The Company has not been notified in writing of any proposed or asserted deficiency or adjustment for any Taxes against the Company, and no such deficiency or adjustment has been assessed against the Company;

          (g) No Federal, state or local audits or other administrative proceedings or court proceedings are presently pending or have been the subject of a notice of audit with regard to any Taxes attributable to the Company's business, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes attributable to the Company's business, which waiver or consent remains in effect, has been executed by or on behalf of the Company, nor are any requests for such waiver or consent pending;

          (h) Except for liens for Taxes not yet due and payable, there are no liens or other encumbrances for Taxes upon any of the assets of the Company;

          (i) The Company has no liability for the Taxes of any other person, whether by any tax-sharing, tax-indemnity or other agreement or contract, or as transferor, transferee or successor, or under any applicable law, or otherwise;

          (j) No power of attorney that is currently in force will be used for taxable periods beginning on or after the Closing Date with respect to any matter relating to Taxes of the Company; and

          (k) For purposes of this Agreement, "Taxes" in the plural and "Tax" in the singular shall refer to all or any taxes, charges, fees, levies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, gross receipts, value added, unitary, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, escheat, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever, including the recapture of any tax items, (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by the Company as a result of conduct of the Company's business.

     2.12 CONTRACTS. Seller has made available to Purchaser a copy or description of each outstanding written or oral (a) contract or arrangement for the employment of any person by the Company other than oral contracts for at-will employment of an employee providing for an


                                      11.

annual base salary of less than $50,000, (b) collective bargaining agreement to which the Company is a party, (c) mortgage, indenture, note or installment obligation or other instrument or contract for or relating to any borrowing of an amount in excess of $25,000 by the Company (other than intercompany indebtedness), (d) guaranty of any obligation in excess of $25,000 (excluding any endorsement made in the ordinary course of business for collection) by the Company, (e) agreement between the Company and Seller or any affiliate of Seller or any officer or director thereof, or a company or business (other than the Company) controlling, controlled by or under common control with such person or entity (an "Affiliate"), (f) lease of real or personal property under which the Company is lessor, (g) lease of real property under which the Company is lessee,
(h) lease of personal property under which the Company is lessee and under which the Company is obligated to make annual payments of more than $5,000, (i) agreement for the purchase by the Company of equipment involving outstanding commitments in excess of $25,000, (j) agreement (including agreements to which the Company is not a party of which the Company or Seller is aware) limiting the freedom of the Company to compete in any line of business, with any person or other entity or in any geographical area, (k) contract or arrangement between the Company and any person described in Section 2.20 or pursuant to which the Company distributes its product or acquires any grapes or grape products that is currently in effect, (l) domestic and foreign contract or agreement to which the Company is a party granting any right, title, license or privilege with respect to the intellectual property rights of the Company or any third party, including without limitation, software licenses other than software licenses for pre-packaged, general application software generally sold on an off-the-shelf basis, and (m) other agreement, contract or obligation of the Company, other than a lease for tangible personal property, that either (i) calls for or involves the payment, potential payment or accrued obligation by the Company, from the date hereof through the earliest date such agreement, contract or obligation can be terminated unilaterally by the Company without penalty, of an amount in excess of $25,000, (ii) calls for or involves the payment, potential payment or accrued obligation by the other party, from the date hereof through the earliest date such agreement, contract or obligation can be terminated unilaterally by the other party without penalty, of an amount in excess of $25,000 or (iii) cannot be terminated by the Company without penalty within one year from the date hereof. A list or description of each of the items described in clauses (a)-(m) of the previous sentence ("Material Contracts") is set forth on Schedule 2.12. All of the Material Contracts are in full force and effect and enforceable, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally. There does not exist any breach or default of any Material Contract on the part of the Company, and there does not exist any event, occurrence or condition, including the consummation of the transactions contemplated hereunder, that (after notice, passage of time, or both) would constitute a breach or default thereunder on the part of the Company. To Seller's and the Company's knowledge, there does not exist any breach or default under any Material Contract by a party thereto (other than the Company). All written or oral mortgages, indentures, trusts, leases, partnerships or other agreements or contracts to which the Company is a party or by which the Company's properties are bound that do not constitute Material Contracts do not, in the aggregate, obligate the Company to pay more than $150,000 prior to the earliest date each such contract may be terminated unilaterally by the Company without penalty.

     2.13 INSURANCE. Schedule 2.13 contains a list of all material insurance policies maintained by or on behalf of or covering the Company (the "Policies"). Seller has made


                                      12.

available to Purchaser copies of all current declaration sheets relating to the Policies. The Policies are in full force and effect, no notices of cancellation or nonrenewal have been received by the Company or Seller with respect thereto and all premiums due thereon have been paid.

     2.14 ENVIRONMENTAL QUALITY.

          (a) The Company has not used, generated, manufactured, installed, released, discharged, stored or disposed of any "Hazardous Materials," as defined below, on, under, in or about the site of its properties or elsewhere. To the Seller's and the Company's knowledge, there are no Hazardous Materials below, on, under, in or about the Real Property, other than such Hazardous Materials, the presence of which, individually or in the aggregate, will not have a Material Adverse Effect on the Business. The term "Hazardous Materials" shall mean any substance, material or waste that is regulated by any local government authority, the State of California, or the United States Government including, without limitation, any material or substance that is (1) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" under any provision of California or any other applicable law, (2) petroleum, (3) asbestos, (4) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. ss. 1251 et seq. (33 U.S.C. ss. 1321) or listed pursuant to
Section 307 of the Clean Water Act (33 U.S.C. ss. 1317), (5) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq. (42 U.S.C. ss. 6903), or (6) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq. (42 U.S.C. ss. 9601).

          (b) The conduct of the Company's business complies with all applicable Federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters ("Environmental Laws"), including the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and the environmental rules, regulations and ordinances of the State of California, the city and county in which the Company's business is conducted, the Environmental Protection Agency and all other applicable Federal, state, regional and local agencies and bureaus.

          (c) The Company (1) is in compliance with all applicable Environmental Laws in all of its activities and operations, (2) is not involved in any suit or administrative proceeding alleging any violation by the Company of any Environmental Law, (3) has not received any notice or request for information from any governmental agency or authority or other third party with respect to a release or threatened release of any Hazardous Material, the presence of any Hazardous Material on any Real Property or a violation or alleged violation of any Environmental Law, and has not received notice of any claim from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material, and (4) has not failed to timely file any report required to be filed, failed to acquire any necessary certificates, approvals and permits or failed to generate and maintain any required data, documentation and records under all applicable Environmental Laws.


                                      13.

     2.15 BROKERS. No agent, broker, person or firm acting on behalf of the Company or Seller is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein, except for Hambrecht & Quist LLC, whose fees and expenses will be paid by Seller.

     2.16 REAL PROPERTY. Schedule 2.16 sets forth the legal description of all real property owned, used or occupied by the Company (collectively, the "Real Property"). Except for liens, encumbrances and imperfections of title described in clauses (a) and (b) of Section 2.7, the Company has good and marketable title to all Real Property that it owns in fee and has good and valid leasehold interests in and to all Real Property that it leases, which leasehold interests are not subject to any rights of any third person that are superior to such leasehold interests other than encumbrances, restrictions, covenants and easements of record that would not materially interfere with the Company's use and enjoyment of such Real Property. The Company has all necessary certificates, permits and licenses, including but not limited to all water and irrigation licenses and permits, to use and operate its current business at or on the Real Property. The Company has not violated or failed to hold any valid and effective certificates of occupancy, or certificates relating to electrical work, zoning or other permits and licenses (including, without limitation, building, housing, safety, fire, health and similar permits and approvals) required by applicable law with respect to any Real Property, which violations or failures would have a Material Adverse Effect on the Business. Schedule 2.16 contains a complete, current and correct list of all leases pursuant to which the Company leases Real Property, including all amendments thereto (collectively, the "Leases"). Seller has delivered to Purchaser complete, current and correct copies of the Leases, and no changes have been made thereto since the date of delivery. Neither the whole nor any portion of the Real Property is subject to any governmental decree or order to be sold nor, to Seller's and the Company's knowledge, is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor has any such condemnation, expropriation or taking been proposed. All structures, buildings, fixtures and other improvements, together with the systems and facilities servicing such structures, buildings, fixtures and other improvements, located on the Real Property (collectively, the "Improvements") are (a) in good working order and repair (ordinary wear and tear excepted) and (b) suitable for the use presently being made of such Improvements by the Company. The Real Property that contains vineyards has adequate water supply and irrigation systems to support the vineyards consistent with industry practices.

     2.17 ACCOUNTS RECEIVABLE. The accounts and notes receivable of the Company as set forth on the Pro Forma Balance Sheet, and all accounts receivable of the Company that have arisen since the date of the Pro Forma Balance Sheet (net of any reserve therefor established in the Closing Balance Sheet), were generated in the ordinary course of business and are valid and enforceable obligations due to the Company; provided, however, that (without limiting the foregoing representation) Seller is not guaranteeing that such accounts and notes receivable will be collected. Such accounts and notes receivable are subject to no valid defense or offsets except routine customer complaints of an immaterial nature.

     2.18 INVENTORY. All inventory, including all raw materials, work in process, finished goods and supplies, reflected on the Pro Forma Balance Sheet (subject to the reserves reflected therein), or acquired by the Company since the date of the Pro Forma Balance Sheet (subject to

                                      14.

the reserves established in the Closing Balance Sheet), to the extent owned by the Company as of the effective dates of this representation, consists of inventory of (a) a quality equivalent to the quality of inventory held or produced by the Company in the ordinary course of business during the past three years and (b) a quantity usable and saleable in the ordinary course of business. All inventory is valued in accordance with generally accepted accounting principles at the lower of cost or market and has been valued in this manner for at least the last three years. All such inventory is located on the Real Property.

     2.19 LABOR MATTERS. Within the last five years, the Company has not experienced any labor disputes, union organization attempts or work stoppage due to labor disagreements in connection with the Company's business. The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. To Seller's and the Company's knowledge, the Company is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint pending or, to Seller's and the Company's knowledge, threatened against the Company; and there is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to Seller's and the Company's knowledge, threatened against the Company. The Company is not a party to any collective bargaining agreement.

     2.20 MAJOR DISTRIBUTORS AND SUPPLIERS.

          (a) Schedule 2.20(a)(1) contains a list of all domestic distributors appointed by Schieffelin & Somerset Co. to distribute the Company's products for each of the two most recent fiscal years showing the total unit purchases by each such distributor during each such year. As of the date of this Agreement, neither the Company nor Seller has received notice that any of such distributors intends to materially decrease its level of purchases of the Company's products from that reflected on Schedule 2.20(a)(1) following the Closing. Schedule 2.20(a)(2) contains a list of all domestic distributors of the Company's products as of March 31, 1999.

          (b) Schedule 2.20(b) contains a list of all grape suppliers of the Company for each of the two most recent fiscal years showing the total dollar amount of purchases from each such supplier during each such year. As of the date of this Agreement, neither the Company, Domaine Chandon nor Seller has received notice that any of such grape suppliers intends to materially decrease the quantity of grapes sold by such grape supplier to the Company from that reflected on Schedule 2.20(b) following the Closing or to materially change the quality of grapes or prices thereof.

     2.21 Year 2000. The hardware, software, firmware, middleware, microprocessors and other imbedded chips and other information technology owned by the Company and used in its business (the "Computer Equipment") will accurately receive, provide and process date and time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000 and leap year calculations, and will not malfunction or cease to function in any material respect or provide invalid or incorrect results as a result of date and time data. To Seller's and the Company's knowledge, the failure of the computer systems used by any of the Company's suppliers or distributors to properly process date and time data during this period will not have a Material Adverse Effect on the Business.


                                      15.

     2.22 DISCLOSURE. No representation or warranty made by Seller in this Agreement or in the certificates, documents or other instruments delivered pursuant to this Agreement, taken as a whole, as of the respective dates thereof contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, taken as a whole, not misleading, except as the accuracy or completeness thereof may be affected by this Agreement and the transactions contemplated hereby.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as follows:

     3.1  ORGANIZATION, STANDING, ETC.; CORPORATE AUTHORIZATION; ENFORCEABILITY.

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, and has all requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to perform its obligations hereunder.

          (b) The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Purchaser. This Agreement and all other documents and instruments executed or to be executed by Purchaser pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Purchaser.

          (c) This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

     3.2 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation or default under any provision of (a) the certificate of incorporation or bylaws of Purchaser, or (b) of any mortgage, indenture, trust, lease, partnership or other material agreement or contract or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties.

     3.3 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Except as specifically set forth on Schedule 3.3, no consents, licenses, permits, approvals or authorizations of, or registrations or declarations with, any governmental authority, bureau, agency or commission, or any third party, are required to be obtained or made by Purchaser in connection with the execution, delivery or performance of this Agreement, other than (a) a filing with the Federal Trade Commission and


                                      16.

the Department of Justice under the HSR Act and (b) other consents, licenses, permits, approvals, authorizations, registrations or declarations required under
(1) the Federal Alcohol Administration Act and the rules and regulations promulgated by the Bureau of Alcohol, Tobacco and Firearms thereunder, (2) the California Alcoholic Beverage Control Act and any rules and regulations promulgated by the California Department of Alcoholic Beverage Control, (3) the California Food and Agricultural Code and any rules and regulations promulgated by the California Department of Food and Agriculture and (4) other statutes, rules and regulations governing the production, labeling, packaging, sale and distribution of alcoholic beverages.

     3.4 FINANCING ARRANGEMENTS. Purchaser currently has equity or debt financing sufficient to fund, at the Closing, the payment of the Initial Purchase Price and the other expenses to be paid by Purchaser under this Agreement.

     3.5 BROKERS. No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from and person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein, except for Fisher & Company LLC, whose fees and expenses will be paid by Purchaser.

     3.6 PURCHASE FOR OWN ACCOUNT. Purchaser is acquiring the Shares for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of the Shares.

                                   ARTICLE 4

                               COVENANTS OF SELLER

     4.1 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, except as contemplated by the other provisions of this Agreement or as set forth in the Disclosure Schedule in Schedule 4.1, and except as may be necessary to carry out the transactions contemplated by this Agreement or any transaction or other matter disclosed in the Disclosure Schedule, Seller shall not permit the Company to, without Purchaser's consent (which consent shall not be unreasonably withheld, conditioned or delayed by Purchaser):

          (a) conduct the Company's business other than in the ordinary course of business;

          (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock;

          (c) amend the articles of incorporation or bylaws of the Company;

          (d) make any payment on any indebtedness, including accounts payable, other than payments made in the ordinary course of business pursuant to arrangements made on an arm's-length basis for goods or services;


                                      17.

          (e) incur any material indebtedness for money borrowed, or issue or sell any debt securities, other than in the ordinary course of business;

          (f) mortgage, pledge or subject to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, other than in the ordinary course of business;

          (g) acquire or dispose of any assets or properties except in the ordinary course of business;

          (h) grant to any officer or director of the Company or Employee any increase in compensation or benefits payable (including severance benefits);

          (i) amend, terminate, cancel, knowingly waive or give written notice thereof with respect to any material right of the Company, whether under any contract, lease or otherwise, or cancel or knowingly waive any material debt or obligation due to the Company, except in the ordinary course of business;

          (j) discharge or pay any material obligation or liability other than in the ordinary course of business;

          (k) settle any claim, action or proceeding pending or threatened against the Company or relating to the Company's business before any court or governmental or regulatory authority or body for an amount in excess of $10,000 individually or $25,000 in the aggregate;

          (l) enter into (1) any contract or agreement with an obligation for payment in excess of $10,000 per annum or $25,000 in the aggregate, (2) any contract or agreement that is not consistent with the conduct of the Company's business in the ordinary course or (3) contracts or agreements, other than vendor purchase orders issued in the ordinary course of the Company's business, that in the aggregate obligate the Company to pay more than $150,000; or

          (m) agree to do any of the foregoing.

Except as otherwise directed or consented to in writing by Purchaser, between the date hereof and the Closing Date Seller shall, or shall cause the Company to, take any and all actions necessary to cause all contracts for the purchase of grapes and grape products that are in force on the date hereof and that are renewable at the option of the Company to be so renewed in accordance with their respective terms; provided, however, that Seller need not renew or cause the Company to renew any contracts that (a) are set forth on Schedule 4.1 or (b) by their terms can be renewed by the Company after the Closing.

     4.2 ACCESS. Between the date of this Agreement and the Closing Date, and subject to the provisions of any Non-Disclosure Agreement that may be in effect between Seller, the Company or Hambrecht & Quist LLC, on the one hand, and Purchaser, on the other hand (the "Non-Disclosure Agreement"), Seller shall, after receiving at least 24 hours' advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the books, records (including tax returns), contracts, properties, officers and designated employees (to be agreed upon by Purchaser and Seller) of Seller or the Company for the purpose of enabling



                                      18.

Purchaser to further familiarize itself, at Purchaser's sole expense, with the Company's business. At the reasonable request of Purchaser, Seller will, and will cause the Company and its Affiliates to, introduce Purchaser to (a) landlords who lease Real Property to the Company and (b) grape suppliers who have supplied the Company with grapes during any of the three most recently completed fiscal years of the Company.

     4.3 NO-SHOP PROVISION. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Seller will not, and will instruct the Company and the Company's and Seller's respective directors, officers, employees, representatives, investment bankers, agents and Affiliates not to, (1) solicit or initiate the submission of any Acquisition Proposal (as defined below) by any person, entity or group (other than Purchaser and its Affiliates, agents and representatives) or (2) participate in any discussions or negotiations or enter into any agreement or understanding with any person, entity or group (other than Purchaser and its Affiliates, agents and representatives) in connection with any Acquisition Proposal. Upon execution of this Agreement, Seller will cease, and will cause the Company to cease, all current discussions relating to any Acquisition Proposal (other than discussions with Purchaser and its Affiliates, agents and representatives). For the purposes of this Agreement, an "Acquisition Proposal" means any proposal or offer for any merger, exchange offer, sale of shares, consolidation, sale of all or substantially all of the assets of or similar corporate transaction with respect to the Company (other than sales of assets in the ordinary course of business in immaterial amounts or as otherwise permitted under the terms of this Agreement).

     4.4 DISCLOSURE. From the date of this Agreement until the Closing, Seller shall promptly disclose to Purchaser any facts that come to the attention of Seller that would result in a material inaccuracy in any representation or warranty or material breach of any covenant contained in this Agreement.

     4.5 INTERCOMPANY PAYABLES AND RECEIVABLES. Prior to the Closing Date, Seller will:

          (a) cause all Affiliates of Seller and Affiliates of the Company (other than Seller) to assign to Seller for nominal consideration all accounts payable and other indebtedness of the Company owing to such Affiliates;

          (b) contribute to the capital of the Company all accounts payable and other indebtedness of the Company owing to Seller (including that owing to Seller by virtue of the assignments contemplated by clause (a) above); and

          (c) cause the Company to distribute to Seller all accounts receivable and other indebtedness owing to the Company by Seller, its Affiliates and any other Affiliates of the Company;

in each case in the manner illustrated by the Pro Forma Balance Sheet.

     4.6 BENEFIT PLANS. On or prior to the Closing Date, Seller will cause the Company to terminate its participation in each Employee Benefit Plan, Pension Plan and Other Plan. In addition, Seller will assume in their entirety the benefits-related liabilities of the types designated on the Pro Forma Balance Sheet. Seller shall be solely responsible and liable for any and all


                                      19.

liabilities relating to each Employee Benefit Plan, Pension Plan and Other Plan and each similar plan covering employees of any ERISA Affiliate that was in place prior to the Closing. Seller shall be solely responsible and liable for providing health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for any employee of the Company who becomes eligible for such coverage before the Closing. Seller shall indemnify Purchaser and the Company for any liability arising from or relating to such Employee Benefit Plans, Pension Plans, and Other Plans and similar plans maintained by ERISA Affiliates.

     4.7 TERMINATION OF CONTRACTS. On or prior to the Closing Date, Seller shall cause the Company and Schieffelin & Somerset Co. to terminate all contracts, agreements and understandings between them and to grant to each other a general release from any claims, liabilities or other obligations of the other party arising thereunder.

     4.8 RECORDS OF THE COMPANY. The originals or complete and correct copies of all of the books, records, accounts, files, logs, ledgers, journals, advertising materials, agreements, contracts and other documents (including such of the foregoing as are stored electronically in computer databases) held by Seller and used by the Company in connection with the conduct of its business as of the Closing Date and any Company stock records it is obligated to hold shall be delivered or made available to Purchaser at the Closing in form and format reasonably satisfactory to Purchaser.

     4.9 RESTRICTIVE COVENANTS. Seller acknowledges that the Company has developed trade secrets and confidential information concerning the production, sale and distribution of premium varietal wines (the "Business") and that the agreements and covenants contained in this Section 4.9 are essential to protect the Business following the consummation of the transactions contemplated by this Agreement. Accordingly,

          (a) From and after the date hereof, Seller shall, and shall cause its Affiliates to, keep secret, retain in strictest confidence and not disclose to any other person any confidential information of the Company, including without limitation any confidential "know-how," trade secrets, supplier, distributor or customer lists, details of contracts, pricing policies, operational methods, marketing plan or strategies, product development techniques or plans related to the Business ("Confidential Information"). The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to,
(1) information that becomes available in the winemaking industry or to the general public other than as a result of disclosure by Seller or any of its Affiliates, (2) general business methods applicable to the Business or (3) information that is made available to Seller or any of its Affiliates by a third party without breach of any confidentiality obligations. Neither Seller nor any of its Affiliates shall have any obligation hereunder to keep confidential any of the Confidential Information to the extent disclosure thereof is required by law, or determined in good faith by Seller to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, Seller or the Affiliate concerned shall provide Purchaser with prompt notice of such requirement so that Purchaser may seek an appropriate protective order.


                                      20.

          (b) For a period of two years following the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (1) solicit for employment any Employee or encourage any Employee to leave his or her employment with the Company, (2) hire Roger P. Goldschmidt, or (3) solicit or intentionally induce any distributor, supplier, lender or lessor to discontinue or reduce the extent of his, her or its business with the Company; provided, however, that clause (3) will not restrict Seller and its Affiliates from engaging in general marketing activities targeted at persons or entities including those known by Seller or its Affiliates to be distributors, suppliers, lenders or lessors of the Company unless such marketing activities were undertaken with the intent of inducing such distributors, suppliers, lenders or lessors to discontinue or reduce the extent of his, her or its business with the Company; and provided, further, that clause (3) will not restrict Domaine Chandon from purchasing grapes from suppliers who have historically provided grapes both to the Company and Domaine Chandon provided that, with respect to grape suppliers that are bound by contract on the Closing Date to sell grapes to both the Company and Domaine Chandon, Domaine Chandon does not seek to purchase more grapes from such supplier than provided by such contract and does not seek to cause such supplier not to sell grapes to the Company or Purchaser.

          (c) In the event Seller or any of its Affiliates breaches, or threatens to commit a breach of, any of the provisions of Section 4.9(a) or (b) (the "Restrictive Covenants"), Purchaser shall have the right and remedy to enjoin the breaching party from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser. Such right and remedy is in addition to, and not in lieu of, any other rights and remedies available to Purchaser at law or in equity.

     4.10 ESTOPPEL CERTIFICATES. Seller shall obtain or cause the Company to obtain estoppel certificates in a form reasonably acceptable to Purchaser from the persons set forth on Schedule 4.10 hereto.

     4.11 RESIGNATIONS. Seller shall cause all of the Company's directors and officers, other than Roger P. Goldschmidt, to resign, or shall remove such directors and officers, immediately before the Closing.

     4.12 TITLE MATTERS. No later than 15 days prior to the Closing Date, Seller will deliver or cause to be delivered to Purchaser preliminary title reports for the Real Property, dated after the date of this Agreement. Purchaser shall use its commercially reasonable efforts to obtain title insurance with respect to the Real Property simultaneously with or as soon as practicable following the Closing. Purchaser shall bear the cost of the title insurance premiums, and the policies of title insurance shall contain only such exceptions thereto as are set forth in Schedule 4.12 and other encumbrances, restrictions, covenants and easements of record that would not materially interfere with the Company's use and enjoyment of the Real Property. Seller shall, at its expense, use its commercially reasonable efforts to cure any defects in title with respect to the Real Property that are necessary to permit the issuance of the title insurance policies.


                                      21.

     4.13 COMPUTER SUBLEASE AND SOFTWARE LICENSES. Domaine Chandon and the Company shall enter into a sublease of the 14 Compaq DeskPro computers used by the Company but leased by Domaine Chandon (the "PCs"). The terms of the sublease for the PCs shall be reasonably acceptable to Seller and Purchaser and are anticipated to be identical to the terms upon which the PCs are leased by Domaine Chandon, including any option to purchase the PCs. Notwithstanding the foregoing, if the lessor of the PCs will not permit a sublease of the PCs, Seller shall cause Domaine Chandon to purchase the PCs from the lessor pursuant to the terms of the lease, at Purchaser's cost, if requested by Purchaser not less than seven business days prior to the Closing Date. Upon payment by Purchaser of Domaine Chandon's cost to purchase the PCs, Domaine Chandon shall transfer title to the PCs to the Company. Seller shall use reasonable efforts to obtain licenses for the Company to software installed on the PCs prior to the Closing, if such software is identified by Purchaser no later than 30 days prior to the Closing Date as software that will be used by the Company after the Closing.

                                   ARTICLE 5

                             COVENANTS OF PURCHASER

     5.1 CONFIDENTIALITY. Purchaser shall hold in strict confidence, and shall cause each of its Affiliates, directors, officers, employees, agents, attorneys, accountants and representatives and those of their respective Affiliates ("Associates") to hold in strict confidence, all documents and information obtained with respect to Seller, the Company and the Company's business. Purchaser shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other person or entity, and Purchaser shall comply in all respects with the provisions of the Non-Disclosure Agreement. The foregoing obligations shall apply from the date hereof until the Closing Date. Without limiting the generality of the foregoing, and except as required by law or pursuant to valid legal process (in which case Purchaser will provide Seller with reasonable advance notice of such disclosure) or as contemplated by Section 6.3 of this Agreement, until the Closing Date, (a) Purchaser shall not disclose to any person, or permit any of its Associates to disclose to any person or entity, any of the terms or provisions hereof, and (b) Purchaser shall not contact any customers, suppliers or employees of the Company except as contemplated by Section 4.2.

     5.2 INVESTIGATION. In conducting its review of the business, operations and legal affairs of the Company, Purchaser shall not intentionally or materially interfere in any manner with the business or operations of Seller or the Company or with the performance of any of Seller's or the Company's employees or other service providers.

     5.3 INSURANCE. Purchaser shall cause the Company to obtain or retain and continuously maintain, from the Closing Date until the expiration of the representations, warranties and covenants pursuant to Section 10.1, insurance policies (other than insurance policies that relate solely to employee benefits) on terms and with coverage no less favorable than those currently maintained by the Company (or any Affiliate of the Company for the benefit of the Company) on the date hereof.

                                      22.

     5.4  EMPLOYEES.

          (a) For the purposes of this Agreement, "Employee" means any employee of the Company who is actively at work immediately prior to the Closing. A list of all Employees and individuals providing services to the Company as independent contractors is set forth on Schedule 5.4(a).

          (b) Purchaser will assume all responsibility for compensation and any employee benefits payable to Employees (other than pursuant to the Company's Employee Benefit Plans, Pension Plans and Other Plans in place on or before the Closing Date) for services rendered to the Company from and after the Closing Date, such compensation and benefits to be determined by Purchaser, subject to Purchaser's obligations under Section 5.4(c). Nothing herein shall restrict Purchaser in the exercise of its independent business judgment, subject to Purchaser's obligations under Section 5.4(c), as to the terms and conditions under which such employment shall continue, the duration of such employment, the basis on which such employment is terminated or the compensation or benefits provided to Employees. Nothing herein shall be deemed to constitute an agreement to employ any Employee for any length of time.

          (c) For a period of not less than one year beginning on the Closing Date, Purchaser will provide or will cause the Company to provide each Employee with benefits that are substantially similar to those provided to similarly-situated employees of Purchaser (such benefits being described on Schedule 5.4(c)); provided, however, that Purchaser may, in lieu of providing to the Employees a particular benefit that is provided to similarly-situated employees of Purchaser, provide the Employees with a benefit that is of the same type as such benefit but that is substantially similar to the benefit of such type that was provided to the Employees by the Company immediately prior to the Closing. Purchaser shall:

               (1) cause the group health plan or plans made available to the Employees from and after the Closing (A) to prevent any lapse in coverage between the termination of the coverage of the group health plans provided by the Company immediately prior to the Closing and the effective date of the coverage provided by Purchaser following the Closing, (B) to not include any waiting period or preexisting condition or other limitation on the coverage of the Employees and (C) to apply toward any applicable deductible or deductibles for the 1999 calendar year an amount equal to the amount paid by each Employee that was applied to the deductible under the Company group health plan in which such Employee participated immediately prior to the Closing;

               (2) provide, or shall cause the Company to provide, coverage required by COBRA to each Employee and to each qualified beneficiary of each Employee who is entitled to COBRA coverage under any Purchaser employee benefit plan as a result of a qualifying event occurring after the Closing;

               (3) cause each Employee to be credited with all service with the Company both before and after the Closing for the purposes of determining (A) vesting and eligibility for each Purchaser employee benefit plan and each Purchaser pension plan in which such Employee participates after the Closing,
(B) any vacation entitlement under any vacation


                                      23.

plan or policy of the Company in effect after the Closing and (C) any entitlement to any other payroll practice, severance policy or perquisite that is determined in whole or in part by length of service; and

               (4) cause each Employee to be eligible to participate in the Canandaigua Brands, Inc. 401(k) and Profit Sharing Plan sponsored by Purchaser.


          (d) In the event the Company has any employee who is not (or who is expected not to be) actively at work immediately prior to the Closing, but who is reasonably expected to return to work within three months after the Closing, Seller and Purchaser will negotiate in good faith and in an expeditious manner to determine the obligations of the respective parties with respect to such employee.

     5.5 DISLCOSURE. From the date of this Agreement until the Closing, Purchaser shall promptly disclose to Seller any material inaccuracy in any representation or warranty or material breach of any covenant contained in this Agreement of which Purchaser's President, Senior Vice President, Vice President and General Counsel or William Newlands is consciously aware. No failure by Purchaser to make any disclosure required by this Section 5.5 shall impair or limit any right to indemnification under this Agreement based on any inaccuracy or breach that is not disclosed; provided that any such known inaccuracy shall be treated as if it were excluded from the certificate described in Section 10.7(b), and Purchaser shall be deemed to have waived the closing condition in
Section 7.1 with respect to such inaccuracy as contemplated by Section 10.7(b).

                                   ARTICLE 6

                            COVENANTS OF ALL PARTIES

     6.1 BEST EFFORTS; FURTHER ASSURANCES. On the terms and subject to the conditions of this Agreement, each party will use all its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. At any time and from time to time following the Closing, each party will promptly execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to effect the transfer of the Shares to Purchaser.

     6.2 CERTAIN FILINGS. Seller and Purchaser shall cooperate with one another in timely (a) furnishing such information as may be required in connection with any filing with any governmental body, agency, official or authority that is required, (b) taking such actions and making any such filings that are required and (c) obtaining any actions, consents, approvals or waivers that are required to be obtained from parties to any Material Contracts in connection with the consummation of the transactions contemplated by this Agreement including, without limitation, making any filings and responding to any second requests under the HSR Act. The filing fees payable in connection with the filing under the HSR Act shall be shared equally by Purchaser and Seller.


                                      24.

     6.3 PUBLIC ANNOUNCEMENTS. The parties will not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Purchaser and Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent will be required for a press release or public statement (a) that is required to be made by applicable law, (b) made by Purchaser that announces the execution of this Agreement and generally describes Purchaser's goals in connection with the acquisition and intentions regarding the future operations of the Company, subject to Seller's reasonable advance consultation, or (c) made by Purchaser or Seller to announce the consummation of the transactions contemplated by this Agreement, subject to the other party's reasonable advance consultation.

     6.4 CONSENTS. Seller shall cause the Company to promptly request and use all commercially reasonable efforts to obtain the consent from all parties to the Material Contracts, where such consent is required as a result of the Purchase (collectively, the "Contract Consents"). Seller shall not permit the Company, without Purchaser's approval (which will not be unreasonably withheld, conditioned or delayed), to agree to amend or modify in any material respect any Material Contract in order to obtain a Contract Consent.

     6.5  TAX RETURNS.

          (a) Seller shall prepare and submit to Purchaser Returns prepared on a pro forma basis to reflect the Company's Taxes for any taxable period in the last five years that, under applicable law, ends with or prior to the Closing Date, and shall prepare and submit to Purchaser for its review and approval (which review and approval shall not be unreasonably withheld, conditioned or delayed) not later than 15 days before the due date of such Return (or any extension thereof) all Returns, prepared on a pro forma basis to reflect the Company's Taxes, for any taxable period that, under applicable law, does not end on or prior to the Closing Date but that includes any portion of the Pre-Closing Tax Period (as defined below). Seller shall file or cause to be filed when due the consolidated Returns containing the information in the Returns described above and shall pay all Taxes shown to be due thereon.

               (1) Any Return referred to in this Section 6.5 shall be prepared on a basis consistent with Returns prepared for prior taxable periods. If Purchaser reasonably determines that changes or supplements are required on any pro forma Return described in this Section 6.5, the parties shall meet in an effort to agree on any such changes.

               (2) Purchaser shall deliver to Seller such information and data concerning the operations of the Company as they relate to any Taxes for the Pre-Closing Tax Period and make available such knowledgeable employees of Purchaser and the Company as Seller may reasonably request, including providing the information and the data required by Seller's customary tax and accounting questionnaires, in order to enable Seller to complete and file all Returns that it may be required to file with respect to the Pre-Closing Tax Period operations of the Company with respect to such operations, and otherwise to enable it to satisfy accounting, tax and other legitimate requirements.

          (b) Purchaser and Seller will furnish or cause to be furnished to each other as promptly as practicable such information (including access to books and records) and assistance


                                      25.

relating to the Company as is reasonably requested for the filing of any Return, determining a Tax liability or right to refund, the preparation for any audit or other proceeding, the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment, and the enforcement of this Agreement, and shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings involving the Company. The parties shall execute and deliver such powers of attorney and other documents as are reasonably requested to carry out the provisions and purposes of this Agreement.

          (c) Purchaser and its successors and assigns will preserve and retain all books, records, Returns, schedules, work papers, and other documents (including, without limitation, appraisals and other background information) reasonably related to any Returns, claims, audits or other proceedings that relate to the Pre-Closing Tax Period until the expiration of the statutory period of limitations (including extensions) for the taxable periods to which such documents relate or until the Final Determination (as defined below) of any payments that may be required with respect to such taxable periods, whichever period is longer. Purchaser and Seller and their successors shall make such documents available to each other's representatives upon reasonable notice for purposes specified in such notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such materials as shall be reasonably determined to be necessary.

          (d) Each of the parties will permit representatives of the other parties to meet with their employees (and the employees of their successors) and employees of the Company on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any document described in this Section 6.5. The parties shall make available, or cause to be made available, to the representatives of the other party sufficient work space and facilities to perform the activities described in this Section
6.5. Any information obtained pursuant to this Section 6.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or claims or refund or in conducting any audit or other proceeding.


          (e) The following terms, as used herein, have the following meaning:

               (1) "Final Determination" means the later to occur of: (a) a decision of the United States Tax Court, or a judgment, decree or other order by another court of competent jurisdiction, which has become final and unappealable; (b) a closing agreement under Code Section 7121; and (c) any other final disposition by reason of an agreement between the affected party or parties and the appropriate tax authority, the expiration of the applicable statute of limitations, or otherwise.

               (2) "Pre-Closing Tax Period" means any period ending with, on or prior to the Closing Date with respect to which the Company is required to report and/or pay any Tax.


     6.6 INDENTIFICATION OF INVENTORY. During the three business days immediately preceding the Closing Date, or on such other date as Seller and Purchaser shall agree, Seller and Purchaser shall jointly conduct a physical inventory of the inventory of the Company as of such date, containing such samples and conducting such tests of inventory as shall be reasonably


                                      26.

requested by Purchaser. Such physical inventory shall describe all of the inventory and identify the quantity and quality of inventory present and shall be utilized in the preparation of the Closing Balance Sheet.

     6.7 TRANSITION SERVICES. For a period of up to six months after the Closing Date, Seller will provide and make available to Purchaser and the Company reasonable access to data processing services including those described on Schedule 6.7, and will perform administrative and ministerial functions, in each case reasonably requested by Purchaser and the Company to facilitate the continued operations and functions of the Company's business on a transitional basis, including providing payroll information for purposes of continuing employment tax requirements. Purchaser will use reasonable efforts to effect a transition as expeditiously as possible. Purchaser shall pay Seller the amounts set forth on Schedule 6.7 and shall reimburse Seller for any other incremental out-of-pocket costs incurred by Seller in providing the transition services contemplated by this Section 6.7 promptly upon delivery of reasonable documentation of such costs to Purchaser by Seller.

     6.8  DISTRIBUTORS.

          (a) Not later than seven days following the date hereof, Seller shall cause Schieffelin & Somerset Co. to send to each distributor of the Company's products listed on Schedule 10.2(b)(4) notice, in a form reasonably acceptable to the Purchaser, that Schieffelin & Somerset Co. will cease to act as the representative or supplier of the Company's products.

          (b) Not later than fourteen days following the date hereof (1) Seller shall cause Schieffelin & Somerset Co. to notify each distributor of the Company's products (other than those distributors listed on Schedule 10.2(b)(4)), in a manner reasonably acceptable to the Purchaser, that Schieffelin & Somerset Co. will cease to act as the representative or supplier of the Company's products, and within the same period of time (2) Purchaser shall send to each such distributor identified on Schedule 2.20(a)(2) (other than those distributors listed on Schedule 10.2(b)(4)) (the "Proposed Distributors") its standard Distributorship Agreement or a confirmation letter which shall be reasonably acceptable to Seller, as applicable, offering each such distributor the opportunity to assume the distributorship of the Company's products following the Closing Date. Each such Distributorship Agreement and confirmation letter shall contain a release of Schieffelin & Somerset Co. and its affiliates, which shall be reasonably acceptable to Seller, with respect to all claims and liabilities arising from the cessation by Schieffelin & Somerset Co. of its supply of the Company's product to such distributor.

          (c) Throughout the post-Closing portion of the advance notice period required under each agreement as to which Schieffelin & Somerset Co. sends a notice as contemplated in Sections 6.8(a) and 6.8(b) (in the case where such distributor does not accept the offer made by the Purchaser as contemplated in
Section 6.8(b)(2)), Purchaser shall cause the Company to continue to sell to Schieffelin & Somerset Co., on the current terms and conditions, the Company's products required by Schieffelin & Somerset Co. to satisfy its obligations under each such agreement with respect to the Company's products; provided, that the Company shall not be obligated to supply Schieffelin & Somerset Co. with respect to any such distributor for more than 90 days, or such shorter period as provided by the applicable contract, after effective notice is


                                      27.

given nor more than the usual and customary volume ordered by any such distributor during the same periods in prior years.

                                   ARTICLE 7

                 CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

     The obligation of Purchaser to effect the Purchase and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part in writing):

     7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article 2 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any such representation or warranty refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, (b) the accuracy of any of such representations and warranties, other than the representations and warranties contained in Section 2.3(a)(1) and (2), is affected by any of the transactions contemplated by this Agreement and (c) a representation or warranty is modified in an updated Disclosure Schedule delivered to Purchaser at the Closing, if the facts and circumstances disclosed in such updated Disclosure Schedule, when taken as a whole, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Business.

     7.2 PERFORMANCE. Seller shall have performed in all material respects all obligations required by this Agreement to be performed by Seller on or before the Closing Date.

     7.3 CERTIFICATE. Purchaser shall have received from a duly authorized officer of Seller a certificate dated the Closing Date confirming that the conditions in Sections 7.1 and 7.2 have been met.

     7.4 NO INJUNCTION. There shall not be in effect at the Closing (a) any claim for damages by a party not affiliated with Purchaser related to the Purchase that, if determined adversely, would have a Material Adverse Effect on the Business or (b) any injunction or other binding order of any court or other tribunal having jurisdiction over Purchaser that prohibits the Purchase.

     7.5 HSR ACT. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

     7.6 LEGAL OPINION. Purchaser shall have received from Cooley Godward LLP, counsel to Seller, an opinion in substantially the form of Exhibit C attached hereto.

     7.7 CONSENTS AND ESTOPPEL CERTIFICATES. The consents, licenses, approvals, releases and authorizations specified on Schedule 2.4, to the extent they are required to be obtained prior to Closing, and the estoppel certificates described in Section 4.10, shall have been obtained.

                                      28.

     7.8 STOCK CERTIFICATE. Seller shall have delivered to Purchaser a certificate representing the Shares, registered in the name of Seller, and such other instruments of assignment, transfer, conveyance and endorsement as are sufficient in the reasonable opinion of Purchaser, consistent with the terms of this Agreement, to transfer, assign, convey and deliver to Purchaser the Shares as contemplated by this Agreement.

     7.9 PHYSICAL INVENTORY. The physical inventory required to be conducted pursuant to Section 6.6 shall have been completed.

     7.10 GRAPE SUPPLY CONTRACT. The grape supply contract attached as Exhibit D shall have been entered into by Domaine Chandon.

     7.11 TERMINATION OF AGREEMENTS. The agreements described in Section 4.7 shall have been terminated as contemplated by Section 4.7.

     7.12 WAREHOUSING AGREEMENT AND COMPUTER TRANSACTIONS

          (a) Domaine Chandon and the Company shall have entered into a written agreement providing for warehousing of overflow inventory on terms reasonably acceptable to Domaine Chandon and Purchaser; and

          (b) The transactions contemplated by Section 4.13 shall have been completed in all material respects.


     7.13 AMS SOFTWARE. In the event that Purchaser elects to use the AMS software following the Closing as contemplated by Schedule 6.7 and so notifies Seller in writing at least three business days prior to the Closing Date, the Company shall be able to license such software effective as of the Closing Date for a license fee not to exceed $10,000. Seller shall have the right to pay any difference between the actual license fee and $10,000 to cause this condition to be satisfied; provided, however, the Company's level of usage of the AMS software subsequent to the Closing Date is comparable to the Company's level of usage at the Closing Date.

     7.14 ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS. Schieffelin & Somerset Co. shall have assigned to the Company all Trade Rights owned by Schieffelin & Somerset Co. that specifically relate to the Company's products.

                                   ARTICLE 8

                   CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

     The obligation of Seller to effect the Purchase and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Seller in whole or in part in writing):

     8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Article 3 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that any of such

                                      29.

representations and warranties refers specifically to a date other than the Closing Date, in which such case such representation or warranty shall have been accurate in all material respects of such other date.

     8.2 PERFORMANCE. Purchaser shall have performed in all material respects all obligations required by this Agreement to be performed by Purchaser on or before the Closing Date.

     8.3 CERTIFICATE. Seller shall have received from a duly authorized officer of Purchaser a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 8.1 and 8.2 have been met.

     8.4 NO INJUNCTION. There shall not be in effect at the Closing (a) any claim for damages by a party not affiliated with Seller, related to the Purchase that, if determined adversely, would have a Material Adverse Effect on the Business or (b) any injunction or other binding order of any court or other tribunal having jurisdiction over Seller that prohibits the Purchase.

     8.5 HSR ACT. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

     8.6 CONSENTS. The consents, licenses, approvals, releases and authorizations specified on Schedule 3.3, to the extent they are required to be obtained prior to Closing, shall have been obtained.

     8.7 PHYSICAL INVENTORY. The physical inventory required to be conducted pursuant to Section 6.6 shall have been completed.

     8.8 PAYMENT. Purchaser shall have delivered the Initial Purchase Price to Seller.

     8.9  WAREHOUSING AGREEMENT AND COMPUTER TRANSACTIONS.

          (a) Purchaser (on behalf of the Company) shall have entered into a written agreement with Domaine Chandon providing for warehousing of overflow inventory on terms reasonably acceptable to Domaine Chandon and Purchaser; and

          (b) The transactions contemplated by Section 4.13 shall have been completed in all material respects.

                                    ARTICLE 9

                                   TERMINATION

     9.1 RIGHT TO TERMINATE AGREEMENT. This Agreement may be terminated prior to the Closing:

          (a) by the mutual agreement of Seller and Purchaser;


                                      30.

          (b) by Purchaser by written notice to Seller at any time after 90 days after signing (but only after 120 days after signing in the case of a failure of a condition set forth in Section 8.4 or 8.5 to be satisfied), if the Closing shall not have occurred on or prior to such date, unless the failure of the Closing to have occurred on or prior to such date is attributable solely to the failure of Purchaser to perform any material obligation to be performed by it hereunder on or prior to the Closing Date or the failure of any condition set forth in Article 8 to be satisfied;

          (c) by Seller by written notice to Purchaser at any time after 90 days after signing (but only after 120 days after signing in the case of a failure of a condition set forth in Section 7.4 or 7.5 to be satisfied), if the Closing shall not have occurred on or prior to such date, unless the failure of the Closing to have occurred on or prior to such date is attributable solely to the failure of Seller to perform any material obligation to be performed by it hereunder on or prior to the Closing Date or the failure of any condition set forth in Article 7 to be satisfied;

          (d) by Purchaser by written notice to Seller if Seller has materially breached any covenant contained in this Agreement if (1) Purchaser delivers written notice of such breach to Seller and (2) if curable, such breach is not cured within 30 days after such notice is received; or

          (e) by Seller by written notice to Purchaser if Purchaser has materially breached any covenant contained in this Agreement if (1) Seller delivers written notice of such breach to Purchaser and (2) if curable, such breach is not cured within 30 days after such notice is received.

     9.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 9.1:

          (a) Purchaser shall promptly cause to be returned to Seller all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Purchaser's investigation of the Company's business, operations and legal affairs, including any copies made by or supplied to Purchaser or any of Purchaser's agents of any such documents or information; and

          (b) No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 9.2 and Sections 5.1, 6.3 and 9.3 and Article 11 and by the provisions of the Non-Disclosure Agreement and except that nothing in this Section 9.2(b) shall be construed as eliminating the liability of a party for breach of this Agreement.


                                      31.

     9.3  FAILURE TO CLOSE.

          (a) If Purchaser fails to consummate the transactions contemplated on its part to occur on the Closing Date, in circumstances whereby this Agreement has not been terminated and all conditions of the Closing set forth in Article 7 have been satisfied in all material respects or waived, Seller's sole remedy shall be (1) to require Purchaser to consummate and specifically perform the Purchase in accordance with the terms of this Agreement or (2) to terminate this Agreement pursuant to Section 9.1(e) and obtain damages to the extent provided by law and to obtain reimbursement of Seller's out-of-pocket expenses as set forth in Section 11.2.

          (b) If Seller fails to consummate the transactions contemplated on its part to occur on the Closing Date, in circumstances whereby this Agreement has not been terminated and all conditions of the Closing set forth in Article 8 have been satisfied in all material respects or waived, Purchaser's sole remedy shall be (1) to require Seller to consummate and specifically perform the Purchase in accordance with the terms of this Agreement or (2) to terminate this Agreement pursuant to Section 9.1(d) and obtain damages to the extent provided by law and to obtain reimbursement of Purchaser's out-of-pocket expenses as set forth in Section 11.2.

          (c) If any legal action or other legal proceeding is brought in order to force a party to consummate and specifically perform the Purchase pursuant to this Section 9.3 or otherwise, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.

                                   ARTICLE 10

                        CERTAIN REMEDIES AND LIMITATIONS

     10.1 EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties contained herein shall be deemed to have been made as of the Closing, as though made on and as of the Closing Date, except to the extent that any such representation or warranty refers specifically to a date other than the Closing Date. All representations, warranties, covenants and agreements of Seller and Purchaser contained in this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect for a period of two years after the Closing Date, and all liability with respect to such representations, warranties, covenants and agreements shall thereupon be extinguished. Notwithstanding the foregoing, (a) the representations and warranties of Seller contained in Sections 2.1 and 2.2, the first sentence of Section 2.7 and the second sentence of Section 2.16 shall continue in full force and effect indefinitely; provided, however, that the second sentence of Section 2.16 shall expire with respect to each parcel of Real Property when title insurance for such parcel is obtained by Purchaser, (b) the representations and warranties of Seller contained in Sections 2.9, 2.11 and
2.14 shall continue in full force and effect until 90 days after any applicable statute of limitations (taking into account any waiver or tolling thereof) with respect to any legal, arbitration, governmental or other proceeding that may arise thereunder or relate thereto shall have run, (c) the representations and warranties of Purchaser contained in Section 3.1 shall continue in full force and effect indefinitely, (d) the representations and warranties of Purchaser contained in Section 3.6 shall continue in full force and effect until 90 days after any applicable statute of limitations (taking into account any waiver or tolling


                                      32.

thereof) with respect to any legal, arbitration, governmental or other proceeding that may arise thereunder or relate thereto shall have run and (e) any covenants or agreements contained herein by Seller or Purchaser that by their terms are to be performed after the Closing Date shall survive until fully discharged. The obligations of the parties pursuant to Section 10.2 with respect to claims made pursuant to a particular representation, warranty, covenant or agreement shall expire simultaneously with such representation, warranty, covenant or agreement; provided, however, that such obligations shall survive with respect to any pending claim until the pending claim is settled or otherwise satisfied if written notice of such claim, specifying in reasonable detail the factual basis therefor and the amount or estimated amount thereof, is given to the party from whom indemnification is sought prior to the expiration of the representation, warranty, covenant or agreement upon which it is based. To the extent a survival period specified herein exceeds an applicable statute of limitations, the provisions of this Section 10.1 shall constitute a tolling by Seller or Purchaser, as applicable, of such statute of limitations for a period of time not to extend beyond the termination of such survival period.

     10.2 INDEMNIFICATION.

          (a) Subject to the limitations set forth herein, Purchaser shall indemnify and hold harmless Seller, its Affiliates (including, in particular, Schieffelin & Somerset Co.) and their respective officers, directors, employees and agents from, against and in respect of any Losses (as defined below) suffered by them as a result of:

               (1) the failure of any representation or warranty made by Purchaser to have been true both when made and, if applicable, when deemed to have been made as of the Closing;

               (2) any material breach of any covenant or other agreement of Purchaser contained in this Agreement;

               (3) any liabilities or obligations of the Company (A) to the extent that they are included on the Closing Balance Sheet, (B) that are contractual obligations under contracts or agreements that are disclosed in the Disclosure Schedule or not required to be disclosed therein pursuant to this Agreement, (C) disclosed in the Disclosure Schedule specifically as exceptions to Section 2.10 or (D) that arise from or are based on any actions, transactions or other events that are taken or occur after the Closing Date; and

               (4) any claims by the Proposed Distributors who accept Purchaser's offer to distribute the Company's products following the Closing arising from actions taken by the Company after the Closing or actions taken by Purchaser or any of its other Affiliates.

          (b) Subject to the limitations set forth herein, Seller shall indemnify and hold harmless Purchaser, its Affiliates and their respective officers, directors, employees and agents from, against and in respect of any Losses suffered by them as a result of:

               (1) the failure of any representation or warranty made by Seller to have been true both when made and, if applicable, when deemed to have been made as of the Closing;


                                      33.

               (2) any material breach of any covenant or other agreement of Seller contained in this Agreement;

               (3) any liabilities or obligations of the Company to the extent that they arise from or are based on any actions, transactions, events or circumstances that are taken, occur or are in existence on or before the Closing Date, other than: (A) liabilities or obligations to the extent that they are included on the Closing Balance Sheet, (B) liabilities or obligations that are disclosed in the Disclosure Schedule specifically as exceptions to Section 2.10 and (C) contractual obligations under contracts or agreements that are disclosed in the Disclosure Schedule or not required to be disclosed therein pursuant to this Agreement; provided, however, that the fact that a liability or obligation is not covered by this clause (3) shall not prevent such liability or obligation from being covered by clause (1) above; and

               (4) any claims by distributors of the Company's products listed on Schedule 10.2(b)(4) based upon, arising from or relating to contracts, agreements or understandings entered into by the Company or any of its Affiliates (including, in particular, Schieffelin & Somerset Co.) with any such distributor prior to the Closing.

          (c) No amounts shall be paid or payable hereunder: (1) with respect to claims asserted by the indemnified party against the indemnifying party hereunder after the expiration of the representation, warranty, covenant or agreement upon which such claims are based; (2) to Purchaser, its Affiliates or their respective officers, directors, employees or agents with respect to any claim under Section 10.2(b)(1) or (3), other than a claim based on Sections 2.1 or 2.2, the first sentence of Section 2.7 or the second sentence of Section 2.16, after an aggregate amount of $25,000,000 has been paid or is payable by Seller under this Article 10 to Purchaser, its Affiliates and their respective officers, directors, employees and agents; (3) to Purchaser, its Affiliates or their respective officers, directors, employees or agents with respect to any claim under Section 10.2(b)(1) or (3), other than a claim based on Section 2.9 or 2.11, except to the extent that the aggregate indemnifiable Losses actually suffered by Purchaser, its Affiliates and their respective officers, directors, employees and agents exceed $500,000, and Seller shall only be obligated to indemnify for such Losses to the extent they exceed such amount; (4) to Seller, its Affiliates or their respective officers, directors, employees or agents with respect to any claim under Section 10.2(a)(1) or (3) after an aggregate amount of $25,000,000 has been paid or is payable by Purchaser under this Article 10 to Seller, its Affiliates or their respective officers, directors, employees and agents, and (5) to Seller, its Affiliates or their respective officers, directors, employees or agents with respect to any claim under Section 10.2(a)(1) except to the extent that the aggregate indemnifiable Losses actually suffered by Seller, its Affiliates and their respective officers, directors, employees and agents exceed $500,000, and Purchaser shall only be obligated to indemnify for such Losses to the extent they exceed such amount.

          (d) For the purposes of this Agreement, "Losses" shall mean the net amount (after deduction of the amount of any insurance proceeds reasonably determined by the parties to be recoverable, or actually recovered, and net of any tax benefit) of any claims, losses, liabilities, damages, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, and expenses of investigation and defense. Without limiting the generality of the foregoing, Losses shall include any costs reasonably incurred by Purchaser or the Company in replacing, or losses incurred as a result of an inability to replace, any grape supply (including


                                      34.

grapes produced on leased Real Property) that the Company is unable to maintain that it would have been able to maintain if the representations and warranties of Seller contained in this Agreement were true both when made and, if applicable, when deemed to have been made as of the Closing.

          (e) Subject to the limitations of Section 10.7, no investigation by either Seller or Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants and agreements of the parties contained in this Agreement.


     10.3 DEFENSE OF THIRD PARTY ACTIONS. If either Purchaser, its Affiliates or any of their respective directors, officers, employees or agents, on the one hand, or Seller, its Affiliates or any of their respective directors, officers, employees or agents, on the other hand (the "Indemnitee"), receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against Seller, on the one hand, or Purchaser, on the other hand (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such matter in reasonable detail; provided, however, that the failure to give such notice will not affect the right of the Indemnitee to indemnification hereunder except to the extent that such failure prejudices the ability of the indemnifying party to defend any Indemnification Claim or take any other remedial action. The Indemnifying Party shall have the right, at its option, to assume the defense of any such matter with its own counsel. If the Indemnifying Party elects to assume the defense of and indemnification for any such matter, then:

          (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnifying Party's election to assume the defense of such matter; provided, however, that the Indemnitee shall have the right to participate in the defense at its own expense;

          (b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee's agents and that the Indemnifying Party considers necessary or desirable for the defense of such matter, subject to any mutually acceptable joint defense or confidentiality agreements that may be entered into in the future;

          (c) the Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such matter;

          (d) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such matter;

          (e) the Indemnitee shall not admit any liability with respect to such matter; and

          (f) if the terms of any settlement, compromise or adjustment require no more than the payment of money, which amount will be paid by the Indemnifying Party, the

                                      35.

Indemnifying Party shall have the exclusive right to settle, compromise or adjust the matter and shall have the right to do so without the consent of the Indemnitee; otherwise, the consent of the Indemnitee shall be required for such settlement, compromise or adjustment, which consent will not be unreasonably withheld, conditioned or delayed.

     If the Indemnifying Party elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnifying Party; provided, however, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed; provided further that no consent of the Indemnifying Party shall be required if the Indemnifying Party is denying its obligation to indemnify the Indemnitee with respect to such matter if the Indemnitee settles, adjusts or compromises such matter in good faith.

     10.4 SUBROGATION. To the extent that the Indemnifying Party makes or is required to make any indemnification payment to the Indemnitee, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee's affiliates may have against any other person with respect to any Losses, circumstances or matters to which such indemnification payment is related. The Indemnitee shall permit the Indemnifying Party to use the name of the Indemnitee and the names of the Indemnitee's affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnitee shall take such actions, at the expense of the Indemnifying Party, as the Indemnifying Party may reasonably request for the purpose of perfecting or exercising the Indemnifying Party's right of subrogation hereunder.

     10.5 EXCLUSIVITY. From and after the Closing, except in the case of fraud and except that a party shall be entitled to equitable remedies (other than rescission) in connection with a breach by the other party of a covenant, the right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article 10 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any covenant, agreement, representation or warranty contained in this Agreement. Neither Purchaser nor Seller shall be entitled to rescind the Purchase by virtue of any failure of any party's representations and warranties herein to have been true or any breach of any party's obligations hereunder.

     10.6 RETENTION OF RECORDS. From and after the date of this Agreement, Purchaser shall preserve, and shall cause the Company to preserve, all books, records and other documents, materials and information relevant to the representations, warranties and covenants set forth in this Agreement for a period of six years following the date of this Agreement or for such longer period as the rights of the parties hereunder may exist.

     10.7 NOTICE AS TO REPRESENTATIONS. Without limiting any of the other obligations of the respective parties hereunder, if at any time after the date of this Agreement, Purchaser shall have any reason to believe that any representation or warranty made by Sellers hereunder may have been untrue, Purchaser shall promptly provide Seller written notice to that effect, indicating


                                      36.

the basis for Purchaser's belief that such representation or warranty may have been untrue. In the event that (a) prior to the Closing, Seller determines that one or more of its representations and warranties will not be accurate as of the Closing, (b) Seller so notifies Purchaser of the inaccuracy by delivering a certificate pursuant to Section 7.3 that excludes such inaccuracy from the scope of the certificate, (c) the certificate described in clause (b) above states that the inaccuracies give rise to the condition in Section 7.1 being not satisfied and (d) Purchaser waives the closing condition in Section 7.1 and elects to proceed with the Closing and accept the certificate described in clause (b) above, then neither Purchaser, its Affiliates nor their respective officers, directors, employees and agents shall be entitled to any indemnification claim for any Losses resulting from the inaccuracies excluded from the certificate (including any claim based upon the making of such representation and warranty upon the execution of this Agreement). Under no circumstances shall the delivery of a certificate described in clause (b) above impair or eliminate any indemnification claim based on any inaccuracy excluded from such certificate if the conditions of clauses (c) and (d) above are not satisfied.

                                   ARTICLE 11

                                  MISCELLANEOUS

     11.1 MEMORANDUM; DISCLAIMER OF PROJECTIONS. Neither party makes any representation or warranty, implied or otherwise, to the other party except as specifically made in this Agreement. Seller makes no representation or warranty to Purchaser with respect to (a) the information set forth in the Confidential Memorandum distributed by Hambrecht & Quist LLC in connection with the offering of the Company's business or (b) any financial projection or forecast delivered by or on behalf of Seller or the Company to Purchaser. Purchaser acknowledges that (w) there are uncertainties inherent in attempting to make such projections and forecasts, (x) it is familiar with such uncertainties, (y) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (z) it shall have no claim against Seller or its officers, directors or stockholders with respect thereto.

     11.2 EXPENSES. Except as otherwise specifically provided in Section 9.3:

          (a) Except as otherwise specifically provided in this Agreement with respect to a particular type of expense or cost, if the Purchase is consummated or this Agreement is terminated pursuant to Section 9.1(a), (b) or (c), Seller and Purchaser shall pay their own respective expenses and costs incidental to the preparation of this Agreement, the performance and compliance with all respective agreements contained in this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby.

     (b) If the Agreement is terminated pursuant to Section 9.1(e), Purchaser shall pay all of the expenses and costs of Purchaser and Seller incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the fees and expenses of their respective counsel and investment bankers.


                                      37.

          (c) If the Agreement is terminated pursuant to Section 9.1(d), Seller shall pay all of the expenses and costs of Seller and Purchaser incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the fees and expenses of their respective counsel and investment bankers.

     11.3 NOTICES. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

          If to Purchaser, to:

          Canandaigua Wine Company, Inc.
          116 Buffalo Street
          Canandaigua, NY  14424
          Attn:    Ronald C. Fondiller, Esq.
                   Vice President and General Counsel
          Tel:  (716) 396-7631
          Fax:  (716) 396-8870

          with a copy to:

          Canandaigua Brands, Inc.
          300 Willowbrook Office Park
          Fairport, NY  14450
          Attn:    Robert S. Sands, Esq.
                   Executive Vice President and General Counsel
          Tel:  (716) 218-2120
          Fax:  (716) 218-2160

          If to Seller, to:

          Moet Hennessy, Inc.
          Two Park Avenue
          Suite 1830
          New York, NY  10016
          Attention: Anna Hayes Levin, Esq.
          Tel: (212) 340-7488
          Fax: (212) 340-7620


          with a copy to:

          Cooley Godward LLP

                                      38.

          One Maritime Plaza, 20th Floor
          San Francisco, CA 94111
          Attention:  Christopher A. Westover, Esq.
          Tel:  (415) 693-2000
          Fax:  (415) 951-3699


or, in each case, to such other address as may be specified in writing to the other parties.

     Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 11.3.

     11.4 ASSIGNMENT. No party may assign or otherwise transfer this Agreement or any of its rights hereunder to any person or entity without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser may assign this Agreement to any Affiliate of Purchaser without the consent of Seller, but such an assignment shall not release Purchaser from any of its obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

     11.5 ENTIRE AGREEMENT; AMENDMENT; GOVERNING LAW; ETC. This Agreement (together with the Exhibits and Schedules hereto) and the Non-Disclosure Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of California as such laws apply to contracts between California residents to be performed entirely within the State of California.

     11.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which is an original, but all of which shall constitute one instrument.

     11.7 VENUE. If any legal proceeding or other action relating to this Agreement or any of the other agreements being executed and delivered in connection herewith, or any of the transactions contemplated hereby or thereby, is brought or otherwise initiated, the venue therefor shall be in San Francisco, California, which shall be deemed to be a convenient forum. Each of the parties hereto hereby expressly and irrevocably consents and submits to the jurisdiction of the United States District Court for the Northern District of California and to the jurisdiction of the Superior Court in and for the City and County of San Francisco of the State of California in connection with any such legal proceeding or other action.

     11.8 THIRD PARTY RIGHTS. The parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto and their respective successors in interest.


                                      39.

     11.9 TITLES AND HEADINGS. Titles and headings of sections of this Agreement and the "Table of Contents," the "Table of Exhibits" and the "Table of Schedules" included herewith, are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

     11.10 EXHIBITS AND SCHEDULES. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

     11.11 PRONOUNS. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate.

     11.12 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     11.13 TIME OF ESSENCE. Time is of the essence of this Agreement.

     11.14 INTERPRETATION. Each party acknowledges that such party, either directly or through such party's representatives, has participated in the drafting of this Agreement and any applicable rule of construction that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

     11.15 ATTORNEYS FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement, including
Section 10.2, is brought by either party hereto, the prevailing party shall be entitled to recover all or a portion of its reasonable attorneys' fees, costs and disbursements from the losing party, in addition to any other relief to which the prevailing party is entitled. In the case of a claim for indemnification or the payment of money:

          (a) The prevailing party shall be the party who proposes an amount of indemnification or payment in writing (prior to the commencement of such action or proceeding) that is closest to the amount eventually awarded by the tribunal, unless such award is appealed, in which case the final amount awarded on appeal shall be the benchmark. For the purposes of this clause (a), all claims and counter-claims pending in a single proceeding shall be aggregated in order to determine the amount proposed by a given party.

          (b) The prevailing party shall be entitled to be reimbursed for the percentage of its reasonable attorneys' fees and expenses equal to (1) one half of the difference between the proposed amount of indemnification or payment by the prevailing party and the proposed amount of indemnification or payment by the other party (the "Spread"), less the difference between the prevailing party's proposed amount of indemnification and the amount eventually awarded by the court, divided by (2) the Spread.

          (c) Notwithstanding Section 11.15(b), if the amount eventually awarded by the tribunal is less than the defending party's proposed amount of indemnification or payment,


                                      40.

the defending party shall be entitled to be reimbursed for all of its reasonable attorneys' fees and expenses, and if the amount eventually awarded by the tribunal is more than the plaintiff's proposed amount of indemnification or payment, the plaintiff shall be entitled to be reimbursed for all of its reasonable attorneys' fees and expenses.

     In all other cases, the prevailing party shall be determined based on how the outcome of the action or proceeding compares to the positions taken by the parties in the action or proceeding and there shall only be a prevailing party if one of the parties is substantially successful in the action or proceeding and the other party is not. In such cases, the prevailing party shall be entitled to be reimbursed for all of its reasonable attorneys' fees and expenses.

                                      41.

     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

                                                PURCHASER

                                                CANANDAIGUA WINE COMPANY, INC.
                                                a New York corporation

                                                By: /s/ Daniel C. Barnett
                                                    Its:President and
                                                        Chief Executive Officer

                                                SELLER

                                                MOET HENNESSY, INC.,
                                                a Delaware corporation

                                                By: /s/ Illegible
                                                    Its:Senior Vice President

The Registrant has omitted from this filing the Exhibits and Schedules listed in the Table of Exhibits and Table of Schedules included on page v of this Agreement. The Registrant will furnish supplementally to the Commission, upon request, a copy of any omitted Exhibit or Schedule.